DEBT SETTLEMENT, FORGIVENESS OF DEBT AND SUBSCRIPTION AGREEMENT

THIS DEBT SETTLEMENT, FORGIVENESS OF DEBT AND SUBSCRIPTION AGREEMENT (the “Agreement”) made as of the 30th day of May, 2024.

BETWEEN:

RED METAL RESOURCES LTD.
1130 West Pender St., Unit 820 Vancouver, British Columbia, V6E 4A4
(the “Company”)

AND:

FLADGATE EXPLORATION CONSULTING CORPORATION
101 – 278 Bay St.
Thunder Bay, ON P78 1R8

(the “Subscriber”)

WHEREAS:

A.The Company is indebted to the Subscriber in the amount of $129,093.25 (the “Outstanding Amount”) in respect of certain loans advanced by the Subscriber to the Company and in the amount of $71,146.00 in respect of accrued but unpaid interest (“Interest”, and together with the Outstanding Amount, the “Indebtedness”) on the Outstanding Amount, as more particularly set out in the letter dated August 31, 2021 attached hereto as Schedule “A”;

B.The Subscriber has agreed to accept 2,581,865 common shares of the Company (each, a “Share”) at a deemed price of $0.05 per Share as payment of the Outstanding Amount pursuant to the terms and conditions set forth in this Agreement; and

C.The Subscriber wishes to cancel and forgive all of the Interest owed by the Company, being

$71,146.00;

NOW THEREFORE, this Agreement witnesses that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Subscriber (each, a “Party” and together, the “Parties”) hereto agree as follows:

1.Interpretation

1.1In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.2Any reference to currency is to the lawful currency of Canada unless otherwise indicated.

2.Acknowledgement of Indebtedness

2.1The Company and the Subscriber acknowledge and agree that the Company is indebted to the Subscriber in the amount of the Outstanding Amount.

3.Payment of Indebtedness

3.1As full and final payment of the Outstanding Amount and subject to the conditions herein, the Company will, on the Closing Date (as defined herein), issue to the Subscriber the Shares, as duly issued, fully paid and non-assessable shares, and the Subscriber will accept the Shares as full and final payment of the Outstanding Amount.

4.Forgiveness of Interest

4.1The Subscriber hereby irrevocably declares that, effective on Closing and delivery of the Shares pursuant to this Agreement, the Interest, in its entirety, will be forever forgiven and any agreements, promissory notes or other documents representing the Interest, if any will be terminated or cancelled, as applicable.

5.Release

5.1The Subscriber hereby agrees that, upon Closing and delivery of the Shares by the Company to the Subscriber in accordance with the provisions of this Agreement, the Outstanding Amount will be fully satisfied and extinguished and the Interest will be forever forgiven in its entirety, and at such time:

(a)the Subscriber, for itself and its successors, assigns, heirs, administrators, representatives, agents, associates and affiliates (collectively, the “Releasors”) irrevocably and unconditionally remises, releases, quit-claims and forever discharges the Company and its present, former and future directors, officers, shareholders, associates, affiliates, partners, servants, agents, employees, contractors and their respective predecessors, successors, personal representatives, agents and assigns (collectively, the “Releasees”) of and from any and all manner of actions, causes, damages, claims, demands, obligations, liabilities and compensation of whatsoever kind under the Indebtedness (the “Claims”), whether at law or in equity, which the Releasors ever have or hereafter can, will or may have at any time in the future, or by reason of or in any way arising out of any action or inaction by or otherwise reflected in any way to the Releasees existing up to and including the date of this Agreement as such Claims relate to the Indebtedness;

(b)the Releasors further covenant and agree not to directly or indirectly join, assist, aid or act in concert in any manner whatsoever with any other person in the making of any claim or demand or in the bringing of any proceeding or action in any manner whatsoever against the Releasees or any of them with respect to the matters released by this Agreement or with respect to which the Releasors agree not to make any claim or take any proceedings;

(c)the Releasors further covenant and agree not to make or continue any claim or complaint or initiate or continue any proceeding against any person which might be entitled to claim, pursuant to the provisions of any applicable statute or otherwise, contribution, indemnity or other relief against the Releasees or any of them arising out of or in relation to the matters released or discharged pursuant to this Agreement; and

5.2The Releasors hereby represent, warrant and covenant that they have not assigned and will not assign to any other person any of the Claims that they are releasing hereunder.

5.3For greater certainty, this Section 4 shall not apply to any and all claims or demands arising by virtue of the Subscriber being a shareholder of the Company.

6.Documents Required from Subscriber

6.1The Subscriber must complete, sign and return to the Company an executed copy of this Agreement and any other schedules attached hereto or requested by the Company acting reasonably.

6.2The Subscriber shall complete, sign and return to the Company as soon as possible, on request by the Company, any documents, notices and undertakings as may be required by regulatory authorities and applicable law.

7.Closing

7.1Closing of the offering of the Shares (the “Closing”) shall occur on the date that is five (5) business days following the submission by the Company of a Form 9 – Notice Of Issuance Or Proposed Issuance Of Listed Securities with the Canadian Securities Exchange (the “CSE”) with respect to this Agreement (the “Compliance Period”), or such additional period of time in the event the Company must address any comments from the CSE with respect to the transactions contemplated herein, or such other date as may be determined by the Company and the Subscriber, each acting reasonably (the “Closing Date”).

7.2The Closing is conditional upon and subject to:

(a)the Company having obtained all necessary approvals and consents

(b)the Company not received any CSE comments in the Compliance Period, or, alternatively, addressing any comments to the satisfaction of the CSE; and

(c)the issue and sale of the Shares being exempt from the requirement to file a prospectus and the requirement to deliver an offering memorandum under applicable securities laws relating to the sale of the Shares, or the Company having received such orders, consents or approvals as may be required to permit such sale without the requirement to file a prospectus or deliver an offering memorandum.

8.Acknowledgements of Subscriber

8.1The Subscriber acknowledges and agrees that:

(a)The Indebtedness is a bona fide debt of the Company;

(b)the Company is relying on exemptions from prospectus requirements found in Section

2.14 of National Instrument 45-106 – Prospectus Exemptions to issue the Shares to the Subscriber;

(c)no prospectus has been filed by the Company with any securities commissions or any other regulatory authorities in connection with the issuance of the Shares;

(d)it has been furnished with all information, financial and otherwise, concerning the business, affairs and financial position of the Company necessary to make an informed decision to acquire the Shares, and the Subscriber agrees that such information has not been furnished pursuant to any form of written material which is, or may be construed as, an offering memorandum as that term is defined in applicable securities legislation, as from time to time amended, and regulations and rules prescribed thereto;

(e)it is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the Shares;

(f)the issuance of the Shares will be made pursuant to the exemptions from the registration and prospectus requirements of applicable securities legislation and therefore:

(i)the Subscriber is restricted from using most of the civil remedies available under applicable securities legislation,

(ii)the Subscriber may not receive information that would otherwise be required to be provided to it under applicable securities legislation,

(iii)the Company is relieved from certain obligations that would otherwise apply under applicable securities legislation,

(iv)no securities commission or similar regulatory authority has reviewed or passed on the merits of the Shares,

(v)there is no government or other insurance covering the Shares, and

(vi)there are risks associated with the acquisition of the Shares;

(g)an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Shares;

(h)none of the Shares have been or will be registered under the United States Securities Act of 1933, as amended, (the “1933 Act”), or under any securities or “blue sky” laws of any state of the United States and are being offered only in a transaction not involving any public offering within the meaning of the 1933 Act, and, unless so registered, may not be offered or sold in the United States to a U.S. Person, as that term is defined in Regulation “S” (“Regulation S”) promulgated by the Securities and Exchange Commission pursuant to the 1933 Act, except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act, and in each case only in accordance with applicable state, provincial and foreign securities laws;

(i)the Company has not undertaken, and will have no obligation, to register any of the Shares under the 1933 Act or any other securities legislation;

(j)all of the information which the Subscriber has provided to the Company is correct and complete;

(k)the Company and others will rely upon the truth and accuracy of the acknowledgements, representations, warranties, covenants and agreements of the Subscriber contained in this Agreement, and agrees that if any of such acknowledgements, representations and agreements are no longer accurate or have been breached, the Subscriber will promptly notify the Company, and the Subscriber will hold harmless the Company from any loss or damage it or they may suffer as a result of the Subscriber’s failure to correctly complete this Agreement;

(l)any resale of the Shares by the Subscriber will be subject to resale restrictions contained in the securities laws applicable to the Company, the Subscriber and any proposed transferee and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with such restrictions before selling any of the Shares;

(m)it consents to the placement of a legend or legends on any certificate or other document evidencing any of the Shares setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement, with such legend(s) to be substantially as follows:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY SHALL NOT TRADE THE SECURITY BEFORE [four months and one day from the Closing Date].”;

(n)the Company will refuse to register the transfer of any of the Shares to a U.S. Person not made pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from the registration requirements of the 1933 Act and in each case in accordance with applicable laws;

(o)the Subscriber has been advised to consult the Subscriber’s own legal, tax and other advisors with respect to the merits and risks of an investment in the Shares and with respect to applicable resale restrictions, and it is solely responsible (and the Company is not in any way responsible) for compliance with:

(i)any applicable laws of the jurisdiction in which the Subscriber is resident in connection with the distribution of the Shares hereunder, and

(ii)applicable resale restrictions;

(p)there may be material tax consequences to the Subscriber of an acquisition or disposition of the Shares and the Company gives no opinion and makes no representation to the Subscriber with respect to the tax consequences to the Subscriber under federal, state, provincial, local or foreign tax laws that may apply to the Subscriber’s acquisition or disposition of the Shares; and

(q)this Agreement is not enforceable by the Subscriber unless it has been accepted by the Company and the Company reserves the right to reject this Subscription for any reason.

9.Representations, Warranties and Covenants of the Subscriber

9.1By executing this Agreement, the Subscriber represents, warrants and covenants to the Company (which representations, warranties and covenants shall survive the Closing and the disposition of the Shares by the Subscriber), that:

(a)the Indebtedness is a bona fide debt of the Company;

(b)if the Subscriber is an individual, the Subscriber is of the full age of majority in the jurisdiction in which this Agreement is executed and is legally competent to execute and deliver this Agreement, to perform all of its obligations hereunder, and to undertake all actions required of the Subscriber hereunder;

(c)if the Subscriber is not an individual, the Subscriber has the requisite power, authority, legal capacity and competence to execute and deliver this Agreement, to perform all of its obligations hereunder, and to undertake all actions required of the Subscriber hereunder, and all necessary approvals of its directors, partners, shareholders, trustees or otherwise with respect to such matters have been given or obtained;

(d)if the Subscriber is a body corporate, the Subscriber is duly incorporated and validly subsisting under the laws of its jurisdiction of in Company;

(e)this Agreement has been duly and validly authorized, executed and delivered by, and constitutes a legal, valid, binding and enforceable obligation of, the Subscriber;

(f)it is acquiring the Shares as principal for the Subscriber’s own account for investment purposes only, not for the benefit of another person and not with a view to the resale or distribution of all or any of the Shares;

(g)it has sought no advice from the Company or any of its affiliates, associates, insiders, officers, promoters or directors in relation to the investment in the Shares, and neither the Company nor any of its affiliates, associates, insiders, officers, promoters or directors has provided any advice to the Subscriber in relation to such acquisition;

(h)the decision to execute this Agreement and to acquire the Shares has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Company and such decision is based entirely upon a review of any public information which has been filed by the Company with any Canadian provincial securities commissions;

(i)the Subscriber and the Subscriber’s advisor(s) have had a reasonable opportunity to ask questions of, and receive answers from, the Company in connection with the distribution of the Shares hereunder, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information about the Company;

(j)it is resident at the address set out on the first page of this Agreement;

(k)it is not a “U.S. Person”, which term, as used in this Agreement, means (i) any person in the United States; (ii) any natural person resident in the United States; (iii) any partnership or corporation organized or incorporated under the laws of the United States; (iv) any partnership or corporation organized outside the United States by a U.S. Person principally for the purpose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts; or (v) any estate or trust of which any executor or administrator or trustee is a U.S. Person;

(l)it is not acquiring the Shares for the account of any U.S. Person;

(m)no person has made to the Subscriber any written or oral representations:

(i)that any person will resell or purchase the Shares,

(ii)that any person will refund the acquisition price of the Shares, or

(iii)as to the future price or value of the Shares,

(n)the entry into of this Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law applicable to, or, if applicable, the constating documents of, the Subscriber or of any agreement, written or oral, to which the Subscriber may be a party or by which the Subscriber is or may be bound;

(o)it has duly executed and delivered this Agreement and it constitutes a valid and binding agreement of the Subscriber enforceable against the Subscriber;

(p)it has received and carefully read this Agreement;

(q)it has made an independent examination and investigation of an investment in the Shares and the Company and agrees that the Company will not be responsible in any way for the Subscriber’s decision to invest in the Shares and the Company;

(r)it is not an underwriter of, or dealer in, any of the Shares, nor is the Subscriber participating, pursuant to a contractual agreement or otherwise, in the distribution of the Shares; and

(s)it is not aware of any advertisement of any of the Shares and is not acquiring the Shares as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

9.2The Subscriber agrees that the representations, warranties and covenants of the Subscriber herein will be true and correct both as of the execution of this Agreement and as of the Closing Date, and will survive the completion of the distribution of the Shares and any subsequent disposition by the Subscriber of the Shares.

9.3The Subscriber acknowledges that the Company is relying upon the representations, warranties and covenants of the Subscriber set forth herein in determining the eligibility (from a securities law perspective) of the Subscriber (or, if applicable, the eligibility of another on whose behalf the Subscriber is contracting hereunder to subscribe for the Shares) to acquire the Shares under this Agreement, and hereby agrees to indemnify the Company, including its affiliates, shareholders, directors, officers, partners, employees, advisors and agents against all losses, claims, costs, expenses, damages or liabilities that they may suffer or incur as a result of or in connection with their reliance on such representations, warranties and covenants. The Subscriber undertakes to immediately notify the Company of any change in any statement or other information relating to the Subscriber set forth herein that occurs prior to the Closing Date.

10.Collection of Personal Information

10.1The Subscriber acknowledges and consents to the fact that the Company is collecting the Subscriber’s personal information for the purpose of fulfilling this Agreement. The Subscriber acknowledges that the Subscriber’s personal information (and, if applicable, the personal information of those on whose behalf the Subscriber is contracting hereunder) may be included in record books in connection with the Closing and may be disclosed by the Company to: (a) stock exchanges or securities regulatory authorities, (b) the Company's registrar and transfer agent, (c) Canadian tax authorities, (d) authorities pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and (e) any of the other parties involved in this transaction, including the Company’s Counsel. By executing this Agreement, the Subscriber is deemed to be consenting to the foregoing collection, use and disclosure of the Subscriber's personal information (and, if applicable, the personal information of those on whose behalf the Subscriber is contracting hereunder) for the foregoing purposes, and to the retention of such personal information for as long as permitted or required by applicable laws. Furthermore, the Subscriber is hereby notified that:

(a)the Company may deliver to any securities commission having jurisdiction over the Company, the Subscriber or this Agreement (collectively, the “Commissions”), certain personal information pertaining to the Subscriber, including the Subscriber’s full name, residential address and telephone number, the number of Shares or other securities of the Company owned by the Subscriber, the number of Shares acquired by the Subscriber, the Outstanding Amount, the prospectus exemption relied on by the Company and the date of distribution of the Shares;

(b)such information is being collected indirectly by the Commissions under the authority granted to them in applicable securities laws;

(c)such information is being collected for the purposes of the administration and enforcement of applicable securities laws; and

(d)the Subscriber may contact the public official in the local jurisdiction with respect to questions about the indirect collection of such information at the following address and telephone number:

Attention: FOIP Coordinator Alberta Securities Commission Suite 600 250 – 5th Street SW Calgary, AB T2P 0R4 Telephone: 403-297-6454	Attention: FOI Inquiries British Columbia Securities Commission P.O. Box 10142, Pacific Centre 701 West Georgia Street Vancouver, BC V7Y 1L2 Telephone: 604-899-6854	Attention: Inquiries Officer Ontario Securities Commission 20 Queen Street West, 22nd Floor Toronto, ON M5H 3S8 Telephone: 416-593-8314

11.Acknowledgement

11.1The Subscriber acknowledges that the Subscriber is responsible for obtaining such legal advice as it considers appropriate in connection with the execution, delivery and performance by it of this Agreement.

12.Legending and Registration of Securities

12.1The Subscriber hereby acknowledges that a legend may be placed on the certificates representing the Shares to the effect that the Shares represented by such certificates are subject to resale restrictions contained in or required by the securities laws applicable to the Subscriber or proposed transferee, including under the policies of the CSE.

12.2The Subscriber hereby acknowledges and agrees to the Company making a notation on its records or giving instructions to the registrar and transfer agent of the Company in order to implement the restrictions on transfer set forth and described in this Agreement.

13.Costs

13.1The Subscriber acknowledges and agrees that all costs and expenses incurred by the Subscriber (including any fees and disbursements of any special counsel retained by the Subscriber) relating to the acquisition of the Shares shall be borne by the Subscriber.

14.Governing Law

14.1This Agreement and all claims arising out of or relating to this Agreement are governed exclusively by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of British Columbia.

15.Survival

15.1This Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the Parties hereto notwithstanding the completion of the acquisition of the Shares by the Subscriber pursuant hereto.

16.Assignment

16.1This Agreement is not transferable or assignable.

17.Time of Essence

17.1Time shall be of the essence of this Agreement.

18.Execution and Delivery

18.1Delivery of an executed copy of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (“.pdf”) or DocuSign, shall be equally effective as delivery of a manually executed copy of this Agreement. The Parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defense based on the delivery of this Agreement by electronic means.

19.Severability

19.1If any provision of this Agreement or any part of any provision of this Agreement is held under any circumstances to be invalid or unenforceable in any jurisdiction, then:

(a)such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent;

(b)the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and

(c)such invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

Each provision of this Agreement is separable from every other provision of this Agreement, and each provision of this Agreement is separable from every other part of such provision.

20.Entire Agreement

20.1Except as expressly provided in this Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Agreement contains the entire agreement between the Parties with respect to the sale of the Shares and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law, by the Company or by anyone else.

21.Amendment

21.1Except as otherwise provided herein, this Agreement may only be amended by the Parties hereto in writing.

22.Notices

22.1All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Subscriber shall be directed to the address on page 1 and notices to the Company shall be directed to it at the address on page 1.

23.Counterparts

23.1This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall constitute an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF the Subscriber has duly executed this Agreement as of the date first above mentioned.

DELIVERY INSTRUCTIONS

1.Delivery - deliver the certificate representing the Shares to (please provide email address for electronic delivery):

[redacted]

2.Registration - registration of the certificate representing the Shares which are to be delivered at closing should be made as follows:

Fladgate Exploration Consulting Corporation

(name)

101 - 278 Bay St. Thunder Bay, ON, P7B 1R8

(address)

3.The undersigned hereby acknowledges and agrees that it will deliver to the Company all such additional completed forms in respect of the Subscriber’s acquisition of the Shares as may be reasonably required by the Company or the Company’s Counsel.

Fladgate Exploration Consulting Corporation

(Name of Subscriber – Please type or print)

/s/

(Signature)

101-278 Bay St.

(Address of Subscriber)

Thunder Bay, ON, P7B 1R8

(City, State or Province, Postal Code of Subscriber)

Number and kind of securities of the Company held, directly or indirectly, or over which control or direction is exercised by, the Subscriber, if any (i.e., shares, warrants, options): 110,029	1. State whether the Subscriber is an Insider of the Company: Yes ☐ No ☐ 2. State whether the Subscriber is a registrant: Yes ☐ No ☐

ACCEPTANCE

The above-mentioned Agreement in respect of the Shares is hereby accepted by Red Metal Resources Ltd.

DATED as of the 19th day of June, 2024.

RED METAL RESOURCES LTD.

Per: /s/

Authorized Signatory

SCHEDULE “A”

EVIDENCE OF OUTSTANDING AMOUNT

[see attached.]

Red Metal Resources Ltd.

1130 West Pender Street Unit 820

Vancouver, BC V6E 4A4

August 31, 2021

Fladgate Exploration Consulting Corporation 101 - 278 Bay Street

Thunder Bay, ON P7B 1R8

Re: Amendment to Long-Term Debt with Red Metal Resources Ltd. (the "Company")

Dear Mr. Thompson:

This letter is to confirm our mutual understanding of the debt extension we have agreed to concerning the repayment of the note payable the Company issued to you for a total amount of CAD$129,093.25 plus CAD$36,024.21 in accrued interest, which were originally payable on August 31, 2021, or on demand but not earlier than on August 31, 2021. Based on our conversation, we have proposed and you have agreed to extend the repayment date to January 31, 2023, at which date the full amount payable under the note will become due on demand.

We trust this letter accurately relays our agreement. If you agree with the above, please sign the acknowledgement at the bottom of this letter in the space provided. If you disagree with the above statement, we will be happy to review your counter-offer.

Sincerely,

Joao (John) da Costa

Chief Financial Officer

Red Metal Resources Ltd.

1 Michael Thompson, hereby confirm the extension of note payable issued to Fladgate Exploration Consulting Corporation by Red Metal Resources Ltd. to January 31, 2023, at which date the full amount payable under the note will become due on demand.

/s/Apr 11, 2022

Authorized SignatoryDate:

-OR-

______________________, hereby do NOT agree with either above recitals, the terms, or the conditions. Fladgate Exploration Consulting Corporation's counter-offer has been provided as a separate letter addressed to Red Metal Resources Ltd.

Authorized SignatoryDate: